November 28, 2005


To our dealers,

This will be a very exciting week for National RV and Country Coach. As we prepare for our industry's biggest trade show, we wanted to bring you up to date on the progress of National RV Holdings, Inc.

     o We invite you to kick the tires of the new products that some of you will be seeing for the first time this week in Louisville. These are the result of much work in the past year - they promise to meet the needs of more customers and drive new sales for us and you.

     o We hope everyone at the Louisville show has a chance to meet our executives and hear what we're doing to become even more competitive and to ensure you get the products and service you need to be successful.

In the past year we - along with many of our competitors - have faced many challenges. We responded by working to reduce our costs, to manage our production levels and working capital, and to put in place new financial resources. In particular, we put in place a new credit facility that provides a financial cushion as we work to improve our operations and market share.

     We fully expect that these steps will return us to profitability in 2006.

One sign of our progress is that we have attracted 20 new dealers so far this year. They - like so many of you - have recognized the value of our partnership and our products. Many have applauded our efforts to help them become more profitable while improving the support and service to their customers.

Signs of Genuine Progress at Country Coach and National RV

We are seeing signs of progress in both our divisions.

Country Coach continues to prosper under the leadership of Jay Howard. Its manufacturing facility is running near its capacity. It has attracted new buyers with the new products it launched in recent years. It continues to win praise for its products and its service to dealers and customers.

National RV also is making progress on its plans to turn around its business. If you are visiting us in Louisville, we hope you have a chance to meet Len Southwick, whom we have promoted to the position of President of National RV. We further strengthened National RV's management team by recruiting John Draheim, a Senior Vice President who has responsibility for Sales, Marketing, Product Planning and Customer Service. We are pleased with the significant contribution these two have made in the short time they have been in their new roles, and are confident in their abilities to see the opportunities that National RV can offer over the long haul.

New and Enhanced Products and New Opportunities for Sales

Both of our divisions have been working to enhance our existing offerings and to fill the gaps in our product lines with new vehicles at key price points and with key features. These mark important milestones in our effort to grow our sales. Here are the most important new products to grow out of our recent investments in product development, engineering and tooling:

     o Our Country Coach division in March capped an 18-month process that began at this event in 2003 with the introduction of the new entry-level highline Inspire product, followed with the redesigned Magna and Affinity products in early 2004. Later that same year we rolled out the new 2005 Allures, which had been completely redesigned as well. In March we completed the cycle with the launch of the 2006 Intrigue -- continuing our tradition of offering the World's Finest Motor Coaches. Next year will see the addition of two completely new products to the Country Coach family of Fine Coaches. The success of these stunning products speaks for itself.

     o Our National RV division, also, has been extremely active. It began by reintroducing its Tradewinds and Islander models at this show last year - today, both are making their marks with retail customers. National RV then followed with the completely retooled 2006 Dolphin product in June. It rolled out lower-priced versions of our Tropi-Cal diesel pusher, which we expect to attract a lot of attention here in Louisville. Finally, National RV it introducing its exciting new Surfside, with an MSRP that starts below $90,000. National RV has already begun producing the Surfside, which we are offering in four different floorplans.

Each of these products represents an enhanced opportunity to grow our sales and market share and to provide more opportunities for you, our dealer partners.

Planning for the Long Term

In addition, we have been working at the corporate level to ensure our products remain available to you for the long term. Our Board last week rejected a buy-out proposal from a group of investors that included one of our Directors, Robert Lee. This group offered few real advantages to the company and people like you who partner with it. They proposed taking the company private so they could "take drastic steps ... without having to answer to public scrutiny," and so they could reduce our accounting and other public-company costs - a step we already are taking. Mr. Lee, as a Director, has consistently voted in support of our programs so his public criticism took us by surprise. As we look ahead, we intend to continue implementing our business strategy with the goals of returning to profitability and positioning our business for the future. The Board knows this process might take time and it is committed to acting prudently and with an eye toward the long term.

If you plan to attend the show in Louisville, we invite you to visit the displays of both Country Coach and National RV. In any case, either in Louisville or elsewhere, we hope you have a chance to see our new products, to meet our people, and to learn more about our vision for this company and its brands. And, please, let us know if there's anything we can do to strengthen your business and our industry.

Sincerely,



Brad Albrechtsen
President and Chief Executive Officer
National RV Holdings, Inc.